EXHIBIT 99.1

STRATA Skin Sciences Reports Third Quarter 2017 Financial Results
Conference call and webcast, today at 4:30 pm Eastern Time

Horsham, PA, November 9, 2017 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today reported financial results for the quarter ended September 30, 2017.

Third Quarter and Recent Corporate Highlights
•	Third quarter total revenues were $7.5 million, a decrease of 3.7% year-over-year; year to date revenues of $23.5 million, an increase of $328 thousand over the same period for 2016.
•	Recurring XTRAC® revenues were $5.7 million, or 76.5% of total revenues. Recurring XTRAC revenues decreased 7.8% year-over-year.
•	Installed base of XTRAC systems in the U.S. expands to 776 systems placed, up 2.1% from 760 at the end of the third quarter 2016.
•	Recurring revenues were negatively impacted by hurricanes in Florida, Georgia, and Texas.

Frank McCaney, President and Chief Executive Officer of STRATA, stated, "A key strategic goal for the Company is to improve our current business and, in order to set the stage for a stronger 2018, we enacted a number of initiatives to improve the long term health of the company and to enhance our ability to grow. These decisions had an impact on the third quarter and will continue though this year. Among the initiatives was a restructuring of our sales organization, including the hiring of new regional sales directors as well as reps with proven track records in aesthetic capital sales. We also shifted our advertising focus from radio and TV to web and social media. The Company stopped radio and TV advertising early in the second quarter and very recently completed our first social media initiative in a limited rollout in one market"

"STRATA made the proactive decision to remove XTRAC systems from underperforming practices in the third quarter," added Mr. McCaney. "These systems will be redeployed in practices which we believe have better revenue potential using an improved qualification program.  Our goal is to boost the revenue per system and the profitability of dermatologists' business over time. We are continuing to focus on increasing the treatment volume of our existing systems by having our salesforce work with dermatologists to improve their understanding of the value of XTRAC to their practices, including dermatological conditions that we have not promoted previously."

One of our newer products is Nordlys. "We believe that Nordlys is a best-in-class aesthetic platform laser system," continued Mr. McCaney. "The arena for this type of product is growing but is competitive. We have recently hired seasoned capital sales professionals to focus on selling the Nordlys system, complementing STRATA's traditional salesforce, which focuses primarily on XTRAC recurring revenue. We expect to close a number of Nordlys sales in the fourth quarter and build out our pipeline for 2018 with our new sales structure. We are also seeing early acceptance of the benefits of the STRATAPEN product and later in the fourth quarter, we will begin a promotion with our new partner MedResults Network (MRN). These Nordlys and STRATAPEN efforts are consistent with our goal to become The Dermatological and Aesthetic Practice Partner, leveraging our existing infrastructure, including our current sales presence, strong field service group, reimbursement capabilities and call center."

"STRATA's balance sheet and financial flexibility have been enhanced by the recent exchange of our convertible debt obligations for new shares of convertible preferred stock. The exchange underscores the Company's efforts to improve the long term health of the business and will have the benefit of reducing our interest expense by over $4 million over the next four years, enhancing our ability to grow the business," concluded Mr. McCaney.

Reported Financial Results
Revenues for the third quarter of 2017 were $7.5 million compared with revenues for the third quarter of 2016 of $7.8 million.

Net loss for the third quarter of 2017 was $13.7 million or ($3.32) per diluted common share, which included other income of $0.1 million for the change in fair value of warrant liability, $1.3 million in interest expense and $1.6 million in depreciation and amortization expenses. The net loss also included an $11.8 million loss on the extinguishment of the convertible debentures, which were exchanged in during the quarter for convertible preferred stock. This compares with a net loss for the third quarter of 2016 of $1.5 million or ($0.71) per diluted share, which included other income of $0.1 million for the change in fair value of warrant liability, $1.2 million in interest expense and $1.5 million in depreciation and amortization expenses and $0.1 million for income tax expense.

Revenues for the nine months of 2017 were $23.5 million compared with revenues for the nine months of 2016 of $23.1 million.

Net loss for the nine months of 2017 was $17.1 million or ($5.94) per diluted common share, which included other income of $0.1 million for the change in fair value of warrant liability, $4.3 million in interest expense, $4.8 million in depreciation and amortization expenses, $0.1 million for income tax expense, and $11.8 million loss on the extinguishment of the convertible debentures. This compares with net loss for the nine months of 2016 of $2.4 million or ($3.55) per diluted share, which included other income of $5.3 million for the change in fair value of warrant liability, $3.6 million in interest expense and $4.8 million in depreciation and amortization expenses and $0.2 million for income tax expense.

As of September 30, 2017, the Company had cash and cash equivalents of $3.1 million, compared with $3.9 million as of December 31, 2016.

Non-GAAP Measures
To supplement the Company's consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted EBITDA.

The Company's reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to,

GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company's core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands) (Unaudited)		(in thousands) (Unaudited)
Net income loss as reported	$(13,671)	$(1,509)	$(17,111)	$(2,448)
Adjustments:
Depreciation and amortization expense*	1,602	1,521	4,811	4,844
Interest expense, net	564	537	1,752	1,604
Non-cash interest expense	779	638	2,512	1,967
Income taxes	38	64	181	191

EBITDA	(10,688)	1,251	(7,855)	6,158

Stock-based compensation expense	63	116	136	401
Change in fair value of warrants	(81)	(132)	(77)	(5,316)
Loss on extinguishment of debentures	11,799	-	11,799	-

Non-GAAP adjusted EBITDA	$1,093	$1,235	$4,003	$1,243
* Includes depreciation on lasers placed-in-service of $1,078 and $1,040 for the three months ended September 30, 2017 and 2016, respectively and $3,229 and $3,329 for the nine months ended September 30, 2017 and 2016, respectively.

STRATA previously announced the scheduling of a conference call with investors to review the results of the first quarter. Following is the pertinent information for accessing that call.

Conference Call Detail:
Date:	Thursday, November 9
Time:	4:30 pm Eastern Time
Toll Free:	877-874-1571
International:	719-325-2281
Passcode:	2299656
Webcast:	www.strataskinsciences.com

Replays available through November 23, 2017:
Toll Free:	844-512-2921
International:	412-317-6671
Passcode:	2299656
Webcast:	www.strataskinsciences.com

About STRATA Skin Sciences, Inc.
(www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Trademarks
Ellipse and Nordlys are trademarks of Ellipse S/A, Horsholm, Denmark.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations and research and development activities beginning at any time in the future, the public's reaction to the Company's new advertisements and marketing campaigns under development, and the Company's ability to build a leading franchise in dermatology and aesthetics, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3267	646-597-6989
callgeier@strataskin.com	Bob@LifeSciAdvisors.com

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,127	$3,928
Accounts receivable, net	3,184	3,390
Inventories	3,533	2,817
Other current assets	209	617
Property and equipment, net	8,658	10,180
Goodwill and intangible assets, net	21,105	22,215
Other non-current assets, net	48	46
Total assets	$39,864	$43,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Long-term debt and other notes payable	$10,812	$11,805
Accounts payable and accrued current liabilities	3,806	3,845
Current portion of deferred revenues	350	235
Senior secured convertible debentures, net	-	12,028
Warrant liability	28	105
Other long-term liabilities	951	456
Stockholders' equity	23,917	14,719
Total liabilities and stockholders' equity	$39,864	$43,193

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$7,480	$7,767	$23,454	$23,126

Cost of revenues	3,276	3,070	9,182	9,631

Gross profit	4,204	4,697	14,272	13,495

Operating expenses:
Engineering and product development	411	382	1,309	1,541
Selling and marketing	2,687	2,840	8,914	10,073
General and administrative	1,678	1,880	4,999	5,882
	4,776	5,102	15,222	17,496

Operating loss before other income (expense), net	(572)	(405)	(950)	(4,001)

Other income (expense), net:
Interest expense, net	(1,343)	(1,175)	(4,264)	(3,571)
Change in fair value of warrant liability	81	132	77	5,316
Loss on extinguishment of debentures	(11,799)	-	(11,799)	-
Other (expense) income, net	-	3	6	(1)
	(13,061)	(1,040)	(15,980)	1,744

Net loss before income taxes	(13,633)	(1,445)	(16,930)	(2,257)

Income tax expense	(38)	(64)	(181)	(191)

Net loss	$(13,671)	$(1,509)	$(17,111)	$(2,448)

Net loss per common share:
Basic	$(3.32)	$(0.71)	$(5.94)	$(1.16)
Diluted	$(3.32)	$(0.71)	$(5.94)	$(3.55)

Shares used in computing net loss per common share:
Basic	2,477,743	2,135,952	2,328,274	2,107,365
Diluted	2,477,743	2,135,952	2,328,274	2,189,543

Net loss per basic and diluted preferred share	$(1,235.43)	$-	$(2,208.96)	$-
Shares used in computing net loss per basic and diluted preferred share	4,400	-	1,483	-

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Nine Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities:
Net loss	$(17,111)	$(2,448)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,811	4,844
Stock-based compensation	136	401
Amortization of debt discount	2,344	1,821
Amortization of deferred financing costs	171	145
Loss on extinguishment of debentures	11,799	-
Change in fair value of warrant liability	(77)	(5,316)
Other	221	395
Changes in operating assets and liabilities:
Current assets	(390)	2,142
Current liabilities	342	(3,068)
Net cash provided by (used in) operating activities	2,246	(1,084)

Cash Flows From Investing Activities:
Lasers placed-in-service, net	(1,450)	(607)
Other	(436)	140
Net cash used in investing activities	(1,886)	(467)

Cash Flows From Financing Activities:
Proceeds from term debt	-	1,500
Repayment of term debt	(857)	-
Other financing activities	(304)	(299)
Net cash provided by (used in) financing activities	(1,161)	1,201

Effect of exchange rate changes on cash	-	4

Net decrease in cash and cash equivalents	(801)	(346)
Cash and cash equivalents, beginning of period	3,928	3,303

Cash and cash equivalents, end of period	$3,127	$2,957

Supplemental information:
Cash paid for interest	$1,934	$1,517

Supplemental information of non-cash investing and financing activities:
Conversion of senior secured convertible debentures into common stock	$262	$248
Conversion of convertible preferred stock into common stock	$-	$309
Recognition of warrants issued as debt discount	$-	$47
Reclassification of warrant liabilities to equity	$-	$1,541
Acquisition of distributor rights asset and license liability	$286	$-
Issuance of convertible preferred stock in exchange for convertible debentures	$25,910	$-